AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 5, 2020

Registration No. 333-248596

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Mission Produce, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	96-3847744
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

2500 E. Vineyard Avenue, Suite 300

Oxnard, California 93036

(805) 981-3650

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Office)

Mission Produce, Inc. Amended and Restated 2003 Stock Incentive Plan

Mission Produce, Inc. 2020 Incentive Award Plan

(Full title of the plan(s))

Stephen J. Barnard

President and Chief Executive Officer

Mission Produce, Inc.

2500 E. Vineyard Avenue, Suite 300

Oxnard, California 93036

(805) 981-3650

Copies of all correspondence to:

Steven B. Stokdyk, Esq.

Brent T. Epstein, Esq.

Latham & Watkins LLP

355 South Grand Avenue

Los Angeles, California 90071

(213) 485-1234

(Name, address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share to be issued under the Amended and Restated 2003 Stock Incentive Plan	1,725,500(2)	$13.56(4)	$23,397,780	$2,553
Common Stock, par value $0.001 per share to be issued under the 2020 Incentive Award Plan	9,880,190(3)	$12.00(5)	$118,562,280	$12,936
Total:	11,605,690		$141,960,060	$15,489

(1)

In the event of a stock split, stock dividend, recapitalization or other similar transaction involving Common Stock, the number of shares registered hereby shall automatically be increased to cover additional shares in accordance with Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Represents 1,725,500 shares of Common Stock issuable upon the exercise of outstanding options under the Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) as of October 5, 2020.
(3)

Represents 9,880,190 shares of Common Stock authorized for future issuance under the 2020 Incentive Award Plan (the “2020 Plan”), which number consists of (a) 8,558,882 shares of Common Stock initially available for issuance under the 2020 Plan and (b) an additional 1,321,308 shares of Common Stock previously reserved but unissued under the 2003 Plan on the effective date of the 2020 Plan that are now available for issuance under the 2020 Plan.

(4)

Estimated in accordance with Rule 457(h) of the Securities Act solely for the purpose of calculating the registration fee on the basis of the weighted average exercise price of $13.56 per share (rounded up to the nearest cent) for outstanding stock options granted under the 2003 Plan.

(5)

Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee on the basis of $12.00 per share, which is the initial public offering price set forth on the cover page of the Registrant’s Prospectus dated September 30, 2020 relating to its initial public offering.

INTRODUCTION

This Registration Statement on Form S-8 is filed by Mission Produce, Inc. (referred to herein as “our,” “we,” “us,” “the Company” and “the Registrant”) relating to an aggregate of 11,605,690 shares of our common stock, par value $0.001 per share (“Common Stock”), issuable to our eligible employees under our Amended and Restated 2003 Stock Incentive Plan (the “2003 Plan”) and 2020 Incentive Award Plan (the “2020 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I of Form S-8 will be delivered to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act. In accordance with Rule 428 of the Securities Act and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the SEC or its staff a copy of any or all of the documents included in the file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, which were filed by the Registrant with the SEC pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)

the prospectus filed pursuant to Rule 424(b) under the Securities Act relating to the Registration Statement on Form S-1, as amended (File No.  333-248596) filed on September 14, 2020, which contains audited financial statements for the Registrant’s latest fiscal year for which such statements have been filed; and

(b)

the description of our common stock contained in our Registration Statement on Form 8-A, filed with the SEC on September 24, 2020, including any amendments or reports filed for the purpose of updating such description.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities covered hereby then remaining unsold are incorporated by reference in this Registration Statement and are a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement. Under no circumstances will any information filed under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Our certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our shareholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our shareholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	an any transaction from which the director derived an improper personal benefit.

Our certificate of incorporation and bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether we would otherwise be permitted to indemnify him or her under Delaware law. We have entered and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. We also maintain directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in our certificate of incorporation and bylaws may discourage shareholders from bringing a lawsuit against our directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against our directors and officers, even though an action, if successful, might benefit us and our shareholders. Further, a shareholder’s investment may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and executive officers as required by these indemnification provisions. At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.

Some of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against liabilities incurred in their capacity as members of our board of directors.

Item 7. Exemption From Registration Claimed

Not applicable.

Item 8. Exhibits

3.1	Certificate of Incorporation of Mission Produce, Inc. (incorporated by reference to Exhibit 3.1 to the Registration Statement on Form S-1 of (File No. 333-248596), filed by Mission Produce, Inc. on September 4, 2020).

3.2	Bylaws of Mission Produce, Inc. (incorporated by reference to Exhibit 3.2 to the Registration Statement on Form S-1 of (File No. 333-248596), filed by Mission Produce, Inc. on September 4, 2020).

5.1*	Opinion of Latham & Watkins LLP

10.1*	Mission Produce, Inc. Amended and Restated 2003 Stock Incentive Plan

10.2*	Mission Produce, Inc. 2020 Incentive Award Plan

23.1*	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2*	Consent of Deloitte & Touche LLP

24.1*	Power of Attorney (included on the signature page to this registration statement)

*	Filed herewith.

Item 9.     Undertakings

The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (1)(i) and (l)(ii) do not apply if the information is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oxnard, State of California, on this 5th day of October 2020.

MISSION PRODUCE, INC.

By:	/s/ Stephen J. Barnard
Stephen J. Barnard
Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of Mission Produce, Inc. hereby constitute and appoint Stephen J. Barnard, Bryan E. Giles and Jeremy B. Warren each with full power to act with full power of substitution and resubstitution, as our true and lawful attorneys-in-fact and agents with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and to file the same, with all exhibits and other documents relating thereto and any registration statement relating to any offering made pursuant to this Registration Statement, and hereby ratify and confirm all that such attorney-in-fact or his or her substitute shall lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated on October 5, 2020.

Signature	Title

/s/ Stephen J. Barnard	President, Chief Executive Officer and Director (Principal Executive Officer)
Stephen J. Barnard

/s/ Bryan E. Giles	Chief Financial Officer (Principal Financial and Accounting Officer)
Bryan E. Giles

/s/ Steve A. Beebe	Director
Steve a. Beebe

/s/ Stephen W. Bershad	Director
Stephen W. Bershad

/s/ Luis A. Gonzalez	Director
Luis A. Gonzalez

/s/ Bonnie C. Lind	Director
Bonnie C. Lind

/s/ Jay A. Pack	Director
Jay A. Pack

/s/ Bruce C. Taylor	Director
Bruce C. Taylor

/s/ Linda B. Segre	Director
Linda B. Segre